EXHIBIT 99.1

NEWS RELEASE
	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

FOR IMMEDIATE RELEASE		Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
ALON USA TO SELL AMDEL AND WHITE OIL PIPELINES
DALLAS, TX — February 13, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has entered into an agreement to sell its Amdel and White Oil pipelines (“Pipelines”) to an affiliate of Sunoco Logistics Partners L.P. for a total consideration of $68 million.
     Alon currently anticipates this transaction will close before the end of the first quarter of 2006, following satisfaction of customary closing conditions. Upon closing, the Company will recognize a one-time pre-tax gain on the disposition of the Pipelines of approximately $53 million.
     In conjunction with the sale of the Pipelines, Alon and Sunoco Logistics will enter into a 10-year pipeline throughput and deficiency agreement, which will allow Alon to maintain its physically integrated system by retaining crude oil transportation rights on the Pipelines from the Gulf Coast for an initial term of ten years. Pursuant to this agreement, Alon will commit to ship a minimum of 15,000 barrels per day (“BPD”) on the Pipelines. Alon also has the option to extend the agreement by four additional thirty month periods.
     “This transaction gives us increased flexibility in our ability to source crude oil and further strengthens our balance sheet”, stated Jeff Morris, Alon’s President and CEO. “As we move forward, we will continue to redeploy capital into areas where we have proven expertise including integrated refining, asphalt production and retail operations. In light of the recent developments regarding the Mesa Pipeline System, Sunoco Logistics has also agreed to provide Alon up to 40,000 BPD of shipping capacity of crude from Midland or Nederland to the Big Spring refinery. We are pleased to have such a strong partner to provide long term crude pipeline capabilities to Alon.”
     The startup of the Amdel pipeline is scheduled for June 1, 2006. Alon will be able to originate crude oil from either Sunoco Logistics’ Nederland, Texas, Terminal or other terminals in Midland, Texas. The current Amdel pipeline capacity is 27,000 BPD from Nederland to Alon’s Big Spring Refinery and 40,000 BPD from Midland to the refinery. Sunoco Logistics is expected to expand the capacity of the entire system to 40,000 BPD by year end. The startup of the Amdel pipeline should provide the Big Spring Refinery with more flexibility regarding crude slate optimization. Alon’s excess sulfur capacity and advanced asphalt capabilities should allow Alon to refine additional heavy and sour grades of crude.
     The Amdel pipeline is a bi-directional common carrier pipeline capable of delivering crude oil from Nederland, Texas to Midland, Texas, a distance of approximately 500 miles. The White Oil pipeline runs approximately 25 miles and is capable of delivering crude oil from the Amdel pipeline to the Big Spring refinery.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
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